Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-160688

Prospectus Supplement No. 2

(To Prospectus dated September 29, 2009)

55,544,300 shares

TransAtlantic Petroleum Ltd.

Common Shares

This Prospectus Supplement No. 2 supplements and amends the prospectus dated September 29, 2009, as supplemented by Prospectus Supplement No. 1 dated October 1, 2009, collectively referred to herein as the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated October 1, 2009 and filed with the Securities and Exchange Commission on October 7, 2009, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common shares. These risks are described under the caption “Risk Factors” beginning on page 5 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 8, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2009

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-31643	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5910 N. Central Expressway, Suite 1755 Dallas, Texas 75206	75206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

TransAtlantic Petroleum Corp.

Suite 1840, 444-5th Ave., SW Calgary

Alberta, Canada T2P 2T8

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 3.03 is hereby incorporated by reference into this Item 3.02.

In connection with the continuance, TransAtlantic Petroleum Corp. (the “Company”) relied upon the provisions of Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), which exempts from the registration requirements under the Securities Act the issuance and exchange of securities which have been approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court expressly authorized by law to grant such approval. The Company submitted a Plan of Arrangement (the “Plan”) setting forth the terms and conditions of the continuance to the Court of Queen’s Bench of Alberta (the “Court”) for approval pursuant to the Business Corporations Act (Alberta). Following an interim hearing of the Court and the requisite approval of the Plan by the Company’s shareholders, a final Court hearing as to the fairness of the Plan was held at which such persons had the right to appear. Upon being satisfied as to the fairness of the terms and conditions of the Plan, the Court granted a final order approving the Plan.

Item 3.03	Material Modification to Rights of Security Holders.

Effective October 1, 2009, the Company continued under the Companies Act 1981 of Bermuda from the Province of Alberta and changed its name to TransAtlantic Petroleum Ltd. The shareholders of the Company approved the continuance by a special resolution at a special meeting of shareholders held on July 14, 2009. On October 1, 2009, the Company had 253,636,666 common shares outstanding. In connection with the continuance, each common share of the Company became and remains a common share of TransAtlantic Petroleum Ltd., and the Company became subject to the laws of Bermuda as if it had originally been incorporated under the Companies Act 1981 of Bermuda.

Prior to the continuance, the rights of holders of common shares were governed by the Company’s articles of incorporation and by-laws. Upon effectiveness of the continuance, the rights of holders of common shares of the Company are governed by the Certificate of Continuance, the Memorandum of Continuance and the Bye-Laws, which are attached hereto as Exhibits 3.1, 3.2 and 3.3, respectively, and are incorporated herein by reference. A summary of the material differences that may affect the rights of holders of common shares is described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 2, 2009, which description under “The Arrangement—Comparison of Shareholders’ Rights Under Alberta Law and Bermuda Law” is filed as Exhibit 99.1 and is hereby incorporated by reference thereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 is hereby incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Continuance of TransAtlantic Petroleum Ltd., dated October 1, 2009.

3.2	Memorandum of Continuance of TransAtlantic Petroleum Ltd., dated October 1, 2009.

3.3	Bye-Laws of TransAtlantic Petroleum Ltd., dated July 14, 2009.

99.1	Excerpts from the Definitive Proxy Statement on Schedule 14A filed on June 2, 2009.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2009

TRANSATLANTIC PETROLEUM LTD.

By:	/S/ JEFFREY S. MECOM
Jeffrey S. Mecom
Vice President and Corporate Secretary

3

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Continuance of TransAtlantic Petroleum Ltd., dated October 1, 2009.

3.2	Memorandum of Continuance of TransAtlantic Petroleum Ltd., dated October 1, 2009.

3.3	Bye-Laws of TransAtlantic Petroleum Ltd., dated July 14, 2009.

99.1	Excerpts from the Definitive Proxy Statement on Schedule 14A filed on June 2, 2009.

4

Exhibit 3.1

Registration No. 43496

BERMUDA

CERTIFICATE OF CONTINUANCE

I hereby in accordance with section 132C(4)(d) of the Companies Act 1981 issue this Certificate of Continuance and do certify that on the 1st day of October 2009

TransAtlantic Petroleum Ltd.

was registered by me in the Register maintained by me under the provisions of the said section and that the status of the said company is that of an exempted company.

Given under my hand and the Seal of

the REGISTRAR OF COMPANIES

this 1st day of October 2009

for Acting Registrant Companies

Exhibit 3.2

MEMORANDUM OF CONTINUANCE

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF CONTINUANCE OF COMPANY LIMITED BY SHARES

Section 132C(2)

MEMORANDUM OF CONTINUANCE

OF

TransAtlantic Petroleum Ltd.

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	The Company is an exempted company as defined by the Companies Act 1981.

3.	The authorised share capital of the Company is $11,000,000.00 divided into 1,000,000,000 Common Shares of par value US$0.01 each and 100,000,000 Undesignated Shares of par value US$0.01 each.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding in all, including the following parcels:-

N/A

5.	Details of Incorporation:

The Company was incorporated by Memorandum and Articles under the laws of the Province of British Columbia on October 1, 1985 under the name “Profco Resources Ltd.” The Corporation continued by way of Articles of Continuance under the Business Corporations Act (Alberta) on June 10, 1997. The name of the Company was changed to “TransAtlantic Petroleum Corp.” on December 2, 1998. On January 1, 1999, the Company was amalgamated with a wholly-owned subsidiary by Articles of Amalgamation under the Business Corporations Act (Alberta) continuing under the name “TransAtlantic Petroleum Corp.”

6.	The objects of the Company from the date of continuance are unrestricted.

7.	The following are provisions regarding the powers of the Company. The Company has:

(i)	the powers of a natural person;

(ii)	subject to the provisions of Section 42 of the Companies Act 1981, the power to issue preference shares which at the option of the holders thereof are liable to be redeemed;

(iii)	the power to purchase its own shares in accordance with Section 42A of the Companies Act 1981; and

(iv)	the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Companies Act 1981

Signed by duly authorised persons in the presence of at least one witness attesting the signature thereof:-

/s/ James Bodi (Authorised persons)	/s/ Alison Begeman (Witnesses)

Dated this 20th day of August 2009

Exhibit 3.3

BYE - LAWS

of

TransAtlantic Petroleum Ltd.

I HEREBY CERTIFY that the within written Bye-Laws are a true copy of the Bye-Laws of TransAtlantic Petroleum Ltd. effective on Continuation, 1 October 2009

/s/ Scott C. Larsen

Director

BYE-LAWS OF

TRANSATLANTIC PETROLEUM LTD.

BYE-LAWS

of

TRANSATLANTIC PETROLEUM LTD.

INTERPRETATION

1.	Interpretation

1.1	In these Bye-Laws, unless the context otherwise requires:

“Bermuda” means the Islands of Bermuda;

“Board” means the Board of Directors of the Company or the Directors present at a meeting of Directors at which there is a quorum;

“clear days” means, in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;

“Companies Acts” means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;

“Company” means the company continued into Bermuda under the name of TransAtlantic Petroleum Ltd. on 1 October 2009;

“Court” means the Supreme Court of Bermuda;

“Director” means such person or persons as shall be appointed to the Board from time to time pursuant to these Bye-Laws;

“Indemnified Person” means any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors and administrators;

“Officer” means a person appointed by the Board pursuant to these Bye-Laws and shall not include an auditor of the Company;

“paid up” means paid up or credited as paid up;

“Register” means the Register of Shareholders of the Company and, except in Bye-Law 10, includes any branch register;

“Registered Office” means the registered office for the time being of the Company;

“Resident Representative” means (if any) the individual (or, if permitted in accordance with the Companies Acts, the company) appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

“Resolution” means a resolution of the Shareholders passed in general meeting or, where required, of a separate class or separate classes of shareholders passed in a separate general meeting or in either case adopted by resolution in writing, in accordance with the provisions of these Bye-Laws;

“Seal” means the common seal of the Company and includes any authorised duplicate thereof;

“Secretary” includes a joint, temporary, assistant or deputy Secretary and any person appointed by the Board to perform any of the duties of the Secretary;

“share” means share in the capital of the Company and includes a fraction of a share;

“Shareholder” means a shareholder or member of the Company, provided that for the purposes of Bye-Law 44 it shall also include any holder of notes, debentures or bonds issued by the Company;

“Specified Place” means the place, if any, specified in the notice of any meeting of the shareholders, or adjourned meeting of the shareholders, at which the chairman of the meeting shall preside;

“Special Resolution” means a Resolution passed by a majority of not less than two-thirds of votes cast by the members who voted in respect of that Resolution at a general meeting or a resolution in writing of all of the holders of the issued shares of the relevant class(es) of shares;

“Subsidiary” and “Holding Company” have the same meanings as in section 86 of the Companies Act 1981, except that references in that section to a company shall include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;

“these Bye-Laws” means these Bye-Laws in their present form.

1.2	For the purposes of these Bye-Laws, a corporation which is a shareholder shall be deemed to be present in person at a general meeting if, in accordance with the Companies Acts, its authorised representative is present.

1.3	Words importing only the singular number include the plural number and vice versa.

1.4	Words importing only the masculine gender include the feminine and neuter genders respectively.

1.5	Words importing persons include companies or associations or bodies of persons, whether corporate or un-incorporate.

1.6	A reference to writing shall include typewriting, printing, lithography, photography and electronic record.

1.7	Any words or expressions defined in the Companies Acts in force at the date when these Bye-Laws or any part thereof are adopted shall bear the same meaning in these Bye-Laws or such part (as the case may be).

1.8	A reference to anything being done by electronic means includes its being done by means of any electronic or other communications equipment or facilities and reference to any communication being delivered or received, or being delivered or received at a particular place, includes the transmission of an electronic record to a recipient identified in such manner or by such means as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.9	A reference to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an electronic record as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.10	A reference to any statute or statutory provision (whether in Bermuda or elsewhere) includes a reference to any modification or re-enactment of it for the time being in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification or replacement of such rule, regulation or order for the time being in force.

REGISTERED OFFICE

2.	Registered Office

The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

SHARES AND SHARE RIGHTS

3.	Share Capital

3.1	The authorised share capital of the Company at the date of adoption of these Bye-Laws is US$11,000,000.00 divided into 1,000,000,000 Common Shares of par value US$0.01 each and 100,000,000 Undesignated Shares of par value US$0.01 each.

3.2	Common Shares

The Common Shares shall, subject to the other provisions of these Bye-Laws, entitle the holders thereof to the following rights:

3.2.1	as regards dividend:

after making all necessary provisions, where relevant, for payment of any preferred dividend in respect of any preference shares in the Company then outstanding, the Company shall apply any profits or reserves which the Board resolves to distribute in paying such profits or reserves to the holder of the Common Shares in respect of their holding of such shares pari passu and pro rata to the number of Common Shares held by each of them;

3.2.2	as regards capital:

on a return of assets on liquidation, reduction of capital or otherwise, the holders of the Common Shares shall be entitled to be paid the surplus assets of the Company remaining after payment of its liabilities (subject to the rights of holders of any preferred shares in the Company then in issue having preferred rights on the return of capital) in respect of their holdings of Common Shares pari passu and pro rata to the number of Common Shares held by each of them;

3.2.3	as regards voting in general meetings:

the holders of the Common Shares shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company; every holder of Common Shares present in person or by proxy shall on a poll have one vote for each Common Share held by him.

3.3	Undesignated Shares

The rights attaching to the Undesignated Shares, subject to these Bye-Laws generally and to Bye-Law 3.4 in particular, shall be as follows:

3.3.1	each Undesignated Share shall have attached to it such preferred, qualified or other special rights, privileges and conditions and be subject to such restrictions, whether in regard to dividend, return of capital, redemption, conversion into Common Shares or voting or otherwise, as the Board may determine on or before its allotment;

3.3.2	the Board may allot the Undesignated Shares in more than one series and, if it does so, may name and designate each series in such manner as it deems appropriate to reflect the particular rights and restrictions attached to that series, which may differ in all or any respects from any other series of Undesignated Shares;

3.3.3	the particular rights and restrictions attached to any Undesignated Shares shall be recorded in a resolution of the Board. The Board may at any time before the allotment of any Undesignated Share by further resolution in any way amend such rights and restrictions or vary or revoke its designation. A copy of any such resolution or amending resolution for the time being in force shall be annexed as an appendix to (but shall not form part of) these Bye-Laws; and

3.3.4	the Board shall not attach to any Undesignated Share any rights or restrictions which would alter or abrogate any of the special rights attached to any other class of series of shares for the time being in issue without such sanction as is required for any alteration or abrogation of such rights, unless expressly authorised to do so by the rights attaching to or by the terms of issue of such shares.

3.4	Without limiting the foregoing and subject to the Companies Acts, the Company may issue preference shares (including any preference shares created pursuant to Bye-Law 3.3) which:

3.4.1	are liable to be redeemed on the happening of a specified event or events or on a given date or dates and/or;

3.4.2	are liable to be redeemed at the option of the Company and/or, if authorised by the Memorandum of Association of the Company, at the option of the holder.

3.5	The terms and manner of the redemption of any redeemable shares created pursuant to Bye-Law 3.3 shall be as the Board may by resolution determine before the allotment of such shares and the terms and manner of redemption of any other redeemable preference shares shall be either:

3.5.1	as the Shareholders may by Resolution determine; or

3.5.2	insofar as the Shareholders do not by any Resolution determine, as the Board may by resolution determine, in either case, before the allotment of such shares. A copy of any such Resolution or resolution of the Board for the time being in force shall be attached as an appendix to (but shall not form part of) these Bye-Laws.

3.6	The terms of any redeemable preference shares (including any redeemable preference shares created pursuant to Bye-Law 3.3) may provide for the whole or any part of the amount due on redemption to be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

3.7	Subject to the foregoing and to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.

3.8	The Board may, at its discretion and without the sanction of a Resolution, authorise the purchase by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, upon such terms as the Board may in its discretion determine, provided always that such purchase is effected in accordance with the provisions of the Companies Acts. The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

3.9	The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, to be held as treasury shares, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Acts. The whole or any part of the amount payable on any such acquisition may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts. The Company shall be entered in the Register as a Shareholder in respect of the shares held by the Company as treasury shares and shall be a Shareholder of the Company but subject always to the provisions of the Companies Acts and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the Companies Act.

4.	Modification Of Rights

4.1	Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than one hundred percent (100%) of the issued shares of that class or with the sanction of a resolution passed by holders holding not less than seventy-five per cent (75%) of such shares at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two (2) or more persons holding or representing by proxy the majority of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

4.2	For the purposes of this Bye-Law, unless otherwise expressly provided by the rights attached to any shares or class of shares, those rights attaching to any class of shares for the time being shall not be deemed to be altered by:

4.2.1	the creation or issue of further shares ranking pari passu with them;

4.2.2	the creation or issue for full value (as determined by the Board) of further shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them; or

4.2.3	the purchase or redemption by the Company of any of its own shares.

5.	Shares

5.1	Subject to the provisions of these Bye-Laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

5.2	All shares issued by the Company shall be issued as non-assessable and the holders shall not liable to the Company or to its creditors in respect of those shares.

5.3	A share shall not be issued by the Company until the consideration for the share is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Company would have received if the share had been issued for money. In determining whether property or past service is the fair equivalent of a money consideration, the Board may take into account reasonable charges and expenses of organization and reorganization and payments for property and past services reasonably expected to benefit the Company but for the purposes of this Bye-Law, “property” does not include a promissory note or promise to pay given by a person buying a share or by a person who deals not at arm’s length, within the meaning of that expression in the Income Tax Act (Canada), with a person buying a share.

5.4	Directors who vote for or consent to a resolution authorizing the issue of a share for a consideration other than money are jointly and severally liable to the Company to make good any amount by which the consideration received is less than the fair equivalent of the money that the Company would have received if the share had been issued for money on the date of the resolution. Provided that the foregoing does not apply if the shares, on allotment, are held in escrow pursuant to an escrow agreement required by a securities regulatory authority, including any stock exchange on which the shares are traded, and are surrendered for cancellation pursuant to that agreement.

5.5	Subject to the provisions of these Bye-Laws, any shares of the Company held by the Company as treasury shares shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares.

5.6	The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law. Subject to the provisions of the Companies Acts, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully paid shares or partly in one way and partly in the other.

5.7	Shares may be issued in fractional denominations and in such event the Company shall deal with such fractions to the same extent as its whole shares, so that a share in a fractional denomination shall have, in proportion to the fraction of a whole share that it represents, all the rights of a whole share, including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

5.8	Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-Laws or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

6.	Certificates

6.1	In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

6.2	If a share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

6.3	All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be in such form as the Board may determine and issued under the Seal or signed by a Director, the Secretary or any person authorised by the Board for that purpose. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons, or may determine that a representation of the Seal may be printed on any such certificates. If any person holding an office in the Company who has signed, or whose facsimile signature has been used on, any certificate ceases for any reason to hold his office, such certificate may nevertheless be issued as though that person had not ceased to hold such office.

6.4	Nothing in these Bye-Laws shall prevent title to any securities of the Company from being evidenced and/or transferred without a written instrument in accordance with regulations made from time to time in this regard under the Companies Acts, and the Board shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer which accord with those regulations.

7.	Deliberately Omitted

8.	Deliberately Omitted

9.	Deliberately Omitted

REGISTER OF SHAREHOLDERS

10.	Register Of Shareholders

10.1	The Register shall be kept at the Registered Office or at such other place in Bermuda as the Board may from time to time direct, in the manner prescribed by the Companies Acts. Subject to the provisions of the Companies Acts, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers. The Board may authorise any share on the Register to be included in a branch register or any share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Companies Acts.

10.2	The Register or any branch register may be closed at such times and for such period as the Board may from time to time decide, subject to the Companies Acts. Except during such time as it is closed, the Register and each branch register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon (or between such other times as the Board from time to time determines) on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register or any branch register any indication of any trust or any equitable, contingent, future or partial interest in any share or any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 5.5.

REGISTER OF DIRECTORS AND OFFICERS

11.	Register Of Directors And Officers

The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 9:00 a.m. and 5:00 p.m. in Bermuda on every working day.

TRANSFER OF SHARES

12.	Transfer Of Shares

12.1	Subject to the Companies Acts and to such of the restrictions contained in these Bye-Laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board may approve.

12.2	The instrument of transfer of a share shall be signed by or on behalf of the transferor. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company. The Board may decline to register any transfer unless:

12.2.1	the instrument of transfer is duly stamped (if required by law) and lodged with the Company, at such place as the Board shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

12.2.2	the instrument of transfer is in respect of only one class of share,

12.2.3	the instrument of transfer is in favour of less than five (5) persons jointly; and

12.2.4	it is satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained.

12.3	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

12.4	If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

12.5	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share, (except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).

TRANSMISSION OF SHARES

13.	Transmission Of Shares

13.1	In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

13.2	Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

13.3	A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty (60) days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the shares until the requirements of the notice have been complied with.

13.4	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

SHARE CAPITAL

14.	Increase Of Capital

14.1	The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

14.2	The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

14.3	The new shares shall be subject to all the provisions of these Bye-Laws with reference to transfer, transmission and otherwise.

15.	Alteration Of Capital

15.1	The Company may from time to time by Resolution:

15.1.1	divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

15.1.2	consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

15.1.3	sub-divide its shares or any of them into shares of smaller par value than is fixed by its memorandum;

15.1.4	make provision for the issue and allotment of shares which do not carry any voting rights;

15.1.5	cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

15.1.6	change the currency denomination of its share capital.

15.2	Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

15.3	Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

16.	Reduction Of Capital

16.1	Subject to the Companies Acts, its memorandum and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued share capital or any share premium account in any manner.

16.2	In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of shares, those shares to be affected.

GENERAL MEETINGS AND RESOLUTIONS IN WRITING

17.	General Meetings And Resolutions in Writing

17.1	The Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when requisitioned by shareholders pursuant to the provisions of the Companies Acts, convene general meetings other than Annual General Meetings, which shall be called Special General Meetings, at such time and place as the Board may appoint.

17.2	Except in the case of the removal of auditors or Directors, anything which may be done by resolution of the Shareholders in general meeting or by resolution of any class of Shareholders in a separate general meeting may be done by resolution in writing, signed by the Shareholders (or the holders of such class of shares) who at the date of the notice of the resolution in writing represent 100% of votes that would be required if the resolution had been voted on at a meeting of the Shareholders. Such resolution in writing may be signed by the Shareholder or its proxy, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) by its representative on behalf of such Shareholder, in as many counterparts as may be necessary.

17.3	Notice of any resolution in writing to be made under this Bye-Law shall be given to all the Shareholders who would be entitled to attend a meeting and vote on the resolution. The requirement to give notice of any resolution in writing to be made under this Bye-Law to such Shareholders shall be satisfied by giving to those Shareholders a copy of that resolution in writing in the same manner as that required for a notice of a general meeting of the Company at which the resolution could have been considered, except that the length of the period of notice shall not apply. The date of the notice shall be set out in the copy of the resolution in writing.

17.4	The accidental omission to give notice, in accordance with this Bye-Law, of a resolution in writing to, or the non-receipt of such notice by, any person entitled to receive such notice shall not invalidate the passing of the resolution in writing.

17.5	For the purposes of this Bye-Law, the date of the resolution in writing is the date when the resolution in writing is signed by, or on behalf of, the Shareholder who establishes the majority of votes required for the passing of the resolution in writing and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this Bye-Law, a reference to such date.

17.6	A resolution in writing made in accordance with this Bye-Law is as valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of Shareholders of the Company, as the case may be. A resolution in writing made in accordance with this Bye-Law shall constitute minutes for the purposes of the Companies Acts and these Bye-Laws.

18.	Notice Of General Meetings

18.1

An Annual General Meeting shall be called by not less than 21 clear days notice in writing and a Special General Meeting shall be called by not less than 21 clear days notice in writing. The notice shall specify the place, day and time of the meeting, (including any satellite meeting place arranged for the purposes of Bye-Law 19) and, the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye-Laws to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and to each Director, and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

18.2	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

18.3	A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

18.4	The Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law.

19.	General Meetings At More Than One Place

19.1	The provisions of this Bye-Law shall apply if any general meeting is convened at or adjourned to more than one place.

19.2	The notice of any meeting or adjourned meeting may specify the Specified Place and the Board shall make arrangements for simultaneous attendance and participation in a satellite meeting at other places (whether adjoining the Specified Place or in a different and separate place or places altogether or otherwise) by Shareholders. The Shareholders present at any such satellite meeting place in person or by proxy and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the general meeting in question if the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that Shareholders attending at all the meeting places are able to:

19.2.1	communicate simultaneously and instantaneously with the persons present at the other meeting place or places, whether by use of microphones, loud-speakers, audio-visual or other communications equipment or facilities; and

19.2.2	have access to all documents which are required by the Companies Acts and these Bye-Laws to be made available at the meeting.

19.3	The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the Specified Place. If it appears to the chairman of the general meeting that the facilities at the Specified Place or any satellite meeting place are or become inadequate for the purposes referred to above, then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of such adjournment shall be valid.

19.4	The Board may from time to time make such arrangements for the purpose of controlling the level of attendance at any such satellite meeting (whether involving the issue of tickets or the imposition of some means of selection or otherwise) as they shall in their absolute discretion consider appropriate, and may from time to time vary any such arrangements or make new arrangements in place of them, provided that a Shareholder who is not entitled to attend, in person or by proxy, at any particular place shall be entitled so to attend at one of the other places and the entitlement of any Shareholder so to attend the meeting or adjourned meeting at such place shall be subject to any such arrangements as may be for the time being in force and by the notice of meeting or adjourned meeting stated to apply to the meeting.

19.5	If a meeting is adjourned to more than one place, notice of the adjourned meeting shall be given in the manner required by Bye-Law 18.

20.	Proceedings At General Meetings

20.1	In accordance with the Companies Acts, a general meeting may be held with only one individual present provided that the requirement for a quorum is satisfied. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-Laws, at least two (2) Shareholders present in person or by proxy and entitled to vote representing the holders of not less than 10% of the issued shares entitled to vote at such meeting shall be a quorum for all purposes; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

20.2	If within five (5) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened on the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine and at such adjourned meeting two (2) Shareholders present in person or by proxy and entitled to vote and representing the holders of not less than 10% of the issued shares entitled to vote at such meeting shall be a quorum, provided that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum. The Company shall give not less than 10 clear days notice of any meeting adjourned through want of a quorum and such notice shall state that the sole Shareholder or, if more than one, two (2) Shareholders present in person or by proxy and entitled to vote and representing the holders of not less than 10% of the issued shares entitled to vote at such meeting shall be a quorum. If at the adjourned meeting a quorum is not present within fifteen (15) minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

20.3	A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone, or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. If it appears to the chairman of a general meeting that the Specified Place is inadequate to accommodate all persons entitled and wishing to attend, the meeting is duly constituted and its proceedings are valid if the chairman is satisfied that adequate facilities are available, whether at the Specified Place or elsewhere, to ensure that each such person who is unable to be accommodated at the Specified Place is able to communicate simultaneously and instantaneously with the persons present at the Specified Place, whether by the use of microphones, loud-speakers, audio-visual or other communications equipment or facilities.

20.4	Subject to the Companies Acts, a resolution may only be put to a vote at a general meeting of the Company or of any class of Shareholders if:

20.4.1	it is proposed by or at the direction of the Board; or

20.4.2	it is proposed at the direction of the Court; or

20.4.3	it is proposed on the requisition in writing of such number of Shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Companies Acts; or

20.4.4	the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

20.5	No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

20.6	If the chairman of the meeting rules a resolution or an amendment to a resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in his ruling. Any ruling by the chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive.

20.7	The Resident Representative, if any, upon giving the notice referred to in Bye-Law 18.1 above, shall be entitled to attend any general meeting of the Company and each Director shall be entitled to attend and speak at any general meeting of the Company.

20.8	The Board may choose one of their number to preside as chairman at every general meeting. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act or if only one Director is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

20.9	The chairman of the meeting may, with the consent by Resolution of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time (or sine die) and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. In addition to any other power of adjournment conferred by law, the chairman of the meeting may at any time without consent of the meeting adjourn the meeting (whether or not it has commenced or a quorum is present) to another time and/or place (or sine die) if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed (prior to or at the meeting) by the Board. When a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Board. When a meeting is adjourned for three (3) months or more or for an indefinite period, at least 21 clear days’ notice shall be given of the adjourned meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

21.	Voting

21.1	Save where a greater majority is required by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

21.2	Subject to Bye-Law 37.2 and to any rights or restrictions attached to any class of shares, at any meeting of the Company, each Shareholder present in person or by proxy shall be entitled to one vote on any question to be decided on a show of hands and each Shareholder present in person or by proxy shall be entitled on a poll to one vote for each share held by him.

21.3	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records, unless (before or on the declaration of the result of the show of hands or count of votes received as electronic records or on the withdrawal of any other demand for a poll) a poll is demanded by:

21.3.1	the chairman of the meeting; or

21.3.2	at least three (3) Shareholders present in person or represented by proxy; or

21.3.3	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth (1/10) of the total voting rights of all the Shareholders having the right to vote at such meeting; or

21.3.4	a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth (1/10) of the total sum paid up on all such shares conferring such right.

The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands or count of votes received as electronic records declared before the demand was made. If the demand for a poll is withdrawn, the chairman or any other Shareholder entitled may demand a poll.

21.4	Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or count of votes received as electronic records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such resolution.

21.5	If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

21.6	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three (3) months after the date of the demand) and place as the chairman shall direct and he may appoint scrutineers (who need not be Shareholders) and fix a time and place for declaring the result of the poll. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

21.7	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

21.8	On a poll, votes may be cast either personally or by proxy.

21.9	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

21.10	In the case of an equality of votes at a general meeting, whether on a show of hands or count of votes received as electronic records or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

21.11	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

21.12	A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

21.13	If:

21.13.1	any objection shall be raised to the qualification of any voter; or,

21.13.2	any votes have been counted which ought not to have been counted or which might have been rejected; or,

21.13.3	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

22.	Proxies And Corporate Representatives

22.1	A Shareholder may appoint one or more persons as his proxy, with or without the power of substitution, to represent him and vote on his behalf in respect of all or some only of his shares at any general meeting (including an adjourned meeting). A proxy need not be a Shareholder. The instrument appointing a proxy shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or executed by an officer, attorney or other person authorised to sign the same.

22.2	A Shareholder which is a corporation may, by written authorisation, appoint any person (or two (2) or more persons in the alternative) as its representative to represent it and vote on its behalf at any general meeting (including an adjourned meeting) and such a corporate representative may exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder and the Shareholder shall for the purposes of these Bye-Laws be deemed to be present in person at any such meeting if a person so authorised is present at it.

22.3	Any Shareholder may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative, by serving on the Company at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation) an authorisation. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

22.4	Subject to Bye-Law 22.3, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place or places as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a resolution in writing, in any document sent therewith) not less than 48 hours or such other period as the Board may determine, prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a resolution in writing, prior to the effective date of the resolution in writing and in default the instrument of proxy or authorisation shall not be treated as valid.

22.5

Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any resolution in writing forms of instruments of proxy or authorisation for use at that meeting or in connection with that resolution in writing. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a resolution in writing or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates. If the terms of the appointment of a proxy include a power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the Shareholder who conferred such power. All the provisions of these Bye-Laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutates mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.

22.6	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any resolution in writing at which the instrument of proxy or authorisation is used.

22.7	Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign resolutions in writing.

BOARD OF DIRECTORS

23.	Appointment And Removal Of Directors

23.1	The number of Directors shall be not less than three (3) and not more than nine (9), with the number of Directors within that range being as the Board may from time to time determine and, subject to the Companies Acts and these Bye-Laws, the Directors shall be elected or appointed by the Company by Resolution and shall serve for such term as the Company by Resolution may determine, or in the absence of such determination, until the termination of the next Annual General Meeting following their appointment. All Directors, upon election or appointment (except upon re-election at an Annual General Meeting), must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.

23.2	The Company may by Resolution increase the minimum or increase or decrease the maximum number of Directors, provided, that the minimum number of Directors may not be less than two (2). Any one or more vacancies in the Board not filled by the Shareholders at any general meeting of the Shareholders, including those vacancies created by an increase by the Board between general meetings in the number of Directors, shall be deemed casual vacancies for the purposes of these Bye-Laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-Laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time to appoint any individual to be a Director so as to fill a casual vacancy.

23.3	The Company may in a Special General Meeting called for that purpose remove a Director, provided notice of any such meeting shall be served upon the Director concerned not less than fourteen

(14) days before the meeting and he shall be entitled to be heard at that meeting. Any vacancy created by the removal of a Director at a Special General Meeting may be filled at the meeting by the election of another Director in his place or, in the absence of any such election, by the Board.

24.	Resignation And Disqualification Of Directors

24.1	The office of a Director shall be vacated upon the happening of any of the following events:

24.1.1	if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

24.1.2	if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;

24.1.3	if he becomes bankrupt under the laws of any country or compounds with his creditors;

24.1.4	if he is prohibited by law from being a Director; or

24.1.5	if he ceases to be a Director by virtue of the Companies Acts or these Bye-Laws or is removed from office pursuant to these Bye-Laws.

25.	Directors’ Interests

25.1	A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

25.2	A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

25.3	Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

25.4	So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts and abstains from voting in respect thereof in accordance with these Bye-Laws, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

25.5	A Director who has disclosed his interest in a transaction or arrangement with the Company, or in which the Company is otherwise interested, may be counted in the quorum at any meeting at which such transaction or arrangement is considered by the Board.

25.6

Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is a director or officer of or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

25.7	For the purposes of these Bye-Laws, without limiting the generality of the foregoing, a Director is deemed to have an interest in a transaction or arrangement with the Company if he is (a) the holder of or beneficially interested in more than 10 per cent (10%) of any class of the equity share capital of any body corporate (or any other body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate or (b) a director or officer of any body corporate with which the Company is proposing to enter into a transaction or arrangement, provided that there shall be disregarded any shares held by such Director as bare or custodian trustee and in which he has no beneficial interest, any shares comprised in a trust in which the Director’s interest is in reversion or remainder if and so long as some other person is entitled to receive the income thereof, and any shares comprised in an authorised unit trust in which the Director is only interested as a unit holder. For the purposes of this Bye-Law, an interest of a person who is connected with a Director shall be treated as an interest of the Director.

25.8	A Director who has an interest in a transaction or arrangement with the Company shall not vote on any resolution to approve the transaction or arrangement unless the transaction or arrangement is:

25.8.1	an arrangement by way of security for money lent to or obligations undertaken by the Director, or by a body corporate in which the Director has an interest, for the benefit of the Company or an affiliate of the Company;

25.8.2	a contract or transaction relating primarily to the Director’s remuneration as a director, officer, employee or agent of the Company or an affiliate of the Company;

25.8.3	a contract or transaction for indemnity or insurance under Bye-Law 44; or

25.8.4	a contract or transaction with an affiliate of the Company.

26.	Powers And Duties Of The Board

26.1	Subject to the provisions of the Companies Acts, these Bye-Laws and to any directions given by the Company by Resolution, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

26.2	The Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.

26.3	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

27.	Fees, Gratuities And Pensions

27.1

The ordinary remuneration of the Directors office for their services (excluding amounts payable under any other provision of these Bye-Laws) shall be determined by Board and each such Director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the Board. Each Director may be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

27.2	In addition to its powers under Bye-Law 27.1 the Board may (by establishment of or maintenance of schemes or otherwise) provide additional benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director or employee of the Company or any of its subsidiaries or any body corporate associated with, or any business acquired by, any of them, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

27.3	No Director or former Director shall be accountable to the Company or the Shareholders for any benefit provided pursuant to this Bye-Law and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

28.	Delegation Of The Board’s Powers

28.1	Subject to Bye-Law 28.4, the Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney may, if so authorised by the power of attorney, execute any deed, instrument or other document on behalf of the Company.

28.2	Subject to Bye-Law 28.4, the Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 28.3, other person any of the powers, authorities and discretions exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions, and may from time to time revoke or vary all or any of such powers, authorities and discretions but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

28.3	When required under the requirements from time to time of any stock exchange on which the shares of the Company are listed, the Board shall appoint an Audit Committee and a Compensation Committee in accordance with the requirements of such stock exchange. Subject to Bye-Law 28.4, the Board also may delegate any of its powers, authorities and discretions to any other committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board. If no regulations are imposed by the Board the proceedings of a committee with two (2) or more members shall be, as far as is practicable, governed by the Bye-Laws regulating the proceedings of the Board.

28.4	The following powers, authorities and discretions of the Board may only be delegated by the Board to a committee consisting wholly of Directors:

28.4.1	submitting to the Shareholders any question or matter requiring the approval of the Shareholders;

28.4.2	filling a vacancy in the Board or a casual vacancy in the office of auditor;

28.4.3	issuing securities and paying commissions in connection therewith;

28.4.4	declaring dividends;

28.4.5	purchasing, redeeming or otherwise acquiring shares issued by the Company;

28.4.6	approving any management proxy circular;

28.4.7	approving any financial statements; or

28.4.8	revoking or amending these Bye-Laws.

29.	Proceedings of The Board

29.1	The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

29.2	Notice of a meeting of the Board may be given to a Director by word of mouth or in any manner permitted by these Bye-Laws. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

29.3	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be a majority of the Directors then in office. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and, subject to Bye-Law 29.12, be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

29.4	The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at and to receive minutes of all meetings of the Board.

29.5	So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

29.6	The Board may choose one of their number to preside as chairman at every meeting of the Board. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

29.7	The meetings and proceedings of any committee consisting of two (2) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

29.8	A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

29.9

A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

29.10	All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

29.11	The Company may by Resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Bye-Laws prohibiting a Director from voting at a meeting of the Board or of a committee of the Board, or ratify any transaction not duly authorised by reason of a contravention of any such provisions.

29.12	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two (2) or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned (if not debarred from voting under the provisions of Bye-Law 25.5) shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

29.13	If a question arises at a meeting of the Board or a committee of the Board as to the entitlement of a Director to vote or be counted in a quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned have not been fairly disclosed. If any such question arises in respect of the chairman of the meeting, it shall be decided by resolution of the Board (on which the chairman shall not vote) and such resolution will be final and conclusive except in a case where the interests of the chairman have not been fairly disclosed.

OFFICERS

30.	Officers

30.1	The Officers of the Company who may or may not be Directors, may be appointed by the Board at any time, subject to Bye-Law 29.12. Any person appointed pursuant to this Bye-Law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

30.2	The emoluments of any Director holding executive office for his services as such shall be determined by the Board, and may be of any description, and (without limiting the generality of the foregoing) may include admission to or continuance of membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership or any such scheme or fund.

30.3	Save as otherwise provided, the provisions of these Bye-Laws as to resignation and disqualification of Directors shall mutatis mutandis apply to the resignation and disqualification of Officers.

MINUTES

31.	Minutes

31.1	The Board shall cause minutes to be made and books kept for the purpose of recording:

31.1.1	all appointments of Officers made by the Board;

31.1.2	the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee; and

31.1.3	all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the Board and of committees appointed by the Board or the Shareholders.

31.2	Shareholders shall only be entitled to see the Register of Directors and Officers, the Register, the financial information provided for in Bye-Law 38.3 and the minutes of meetings of the Shareholders of the Company.

SECRETARY AND RESIDENT REPRESENTATIVE

32.	Secretary And Resident Representative

32.1	The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

32.2	A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL

33.	The Seal

33.1	The Board may authorise the production of a common seal of the Company and one or more duplicate common seals of the Company, which shall consist of a circular device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof.

33.2	Any document required to be under seal or executed as a deed on behalf of the Company may be

33.2.1	executed under the Seal in accordance with these Bye-Laws; or

33.2.2	signed or executed by any person authorised by the Board for that purpose, without the use of the Seal.

33.3	The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be attested by the signature of:

33.3.1	a Director; or

33.3.2	the Secretary; or

33.3.3	any one person authorised by the Board for that purpose.

DIVIDENDS AND OTHER PAYMENTS

34.	Dividends And Other Payments

34.1	The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Law 36, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

34.2	No dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company.

34.3	Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the shares held by such joint holders.

34.4	Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

34.5	The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

35.	Reserves

The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALISATION OF PROFITS

36.	Capitalisation Of Profits

36.1	The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders.

36.2	Where any difficulty arises in regard to any distribution under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES

37.	Record Dates

37.1	Notwithstanding any other provisions of these Bye-Laws, the Company may fix by Resolution, or the Board may fix, any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of any general meeting. Any such record date may be on or at any time not more than 60 days before any date on which such dividend, distribution, allotment or issue is declared, paid or made or not more than 60 days nor less than 21 days before the date of any such meetings.

37.2	In relation to any general meeting of the Company or of any class of Shareholder or to any adjourned meeting or any poll taken at a meeting or adjourned meeting of which notice is given, the Board may specify in the notice of meeting or adjourned meeting or in any document sent to Shareholders by or on behalf of the Board in relation to the meeting, a time and date (a “record date”) which is not more than 60 days before the date fixed for the meeting (the “meeting date”) and, notwithstanding any provision in these Bye-Laws to the contrary, in such case:

37.2.1	each person entered in the Register at the record date as a Shareholder, or a Shareholder of the relevant class, (a “record date holder”) shall be entitled to attend and to vote at the relevant meeting and to exercise all of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in relation to that meeting in respect of the shares, or the shares of the relevant class, registered in his name at the record date;

37.2.2

as regards any shares, or shares of the relevant class, which are registered in the name of a record date holder at the record date but are not so registered at the meeting date (“relevant shares”), each holder of any relevant shares at the meeting date shall be deemed to have irrevocably appointed that record date holder as his proxy for the purpose of attending and voting in respect of those relevant shares at the relevant meeting (with power to appoint, or to authorise the appointment of, some other person as proxy), in such manner as the record date holder in his absolute discretion may determine; and

37.2.3	accordingly, except through his proxy pursuant to Bye-Law 37.2.2 above, a holder of relevant shares at the meeting date shall not be entitled to attend or to vote at the relevant meeting, or to exercise any of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in respect of the relevant shares at that meeting.

37.3	The entry of the name of a person in the Register as a record date holder shall be sufficient evidence of his appointment as proxy in respect of any relevant shares for the purposes of this paragraph, but all the provisions of these Bye-Laws relating to the execution and deposit of an instrument appointing a proxy or any ancillary matter (including the Board’s powers and discretions relevant to such matter) shall apply to any instrument appointing any person other than the record date holder as proxy in respect of any relevant shares.

ACCOUNTING RECORDS

38.	Accounting Records

38.1	The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

38.2	The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors, PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three (3) month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board or by Resolution.

38.3	A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.

AUDIT

39.	Audit

Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS

40.	Service Of Notices And Other Documents

40.1	Any notice or other document (including but not limited to a share certificate, any notice of a general meeting of the Company, any instrument of proxy and any document to be sent in accordance with Bye-Law 38.3) may be sent to, served on or delivered to any Shareholder by the Company

40.1.1	personally;

40.1.2	by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register;

40.1.3	by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

40.1.4	by, where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an electronic record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or

40.1.5	by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods set out in paragraphs 40.1.1, 40.1.2, 40.1.3 or 40.1.4 of this Bye-Law, in accordance with the Companies Acts.

In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

40.2	Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

40.2.1	if sent by personal delivery, at the time of delivery;

40.2.2	if sent by post, forty-eight (48) hours after it was put in the post;

40.2.3	if sent by courier or facsimile, twenty-four (24) hours after sending;

40.2.4	if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an electronic record by electronic means, twelve (12) hours after sending; or

40.2.5	if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder,

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an electronic record by electronic means, as the case may be, in accordance with these Bye-Laws.

Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-laws, by virtue of its holding or its acquisition and continued holding of a share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

40.3	If any time, by reason of the suspension or curtailment of postal services within Bermuda or any other territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised in at least one national newspaper published in the territory concerned and such notice shall be deemed to have been duly served on each person entitled to receive it in that territory on the day, or on the first day, on which the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if at least five (5) clear days before the meeting the posting of notices to addresses throughout that territory again becomes practicable.

40.4	Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director or Resident Representative pursuant to these Bye-Laws.

DESTRUCTION OF DOCUMENTS

41.	Destruction Of Documents

The Company shall be entitled to destroy all instruments of transfer of shares which have been registered and all other documents on the basis of which any entry is made in the register at any time after the expiration of six (6) years from the date of registration thereof and all dividends mandates or variations or cancellations thereof and notifications of change of address at any time after the expiration of two (2) years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of one (1) year from the date of cancellation thereof and all paid dividend warrants and cheques at any time after the expiration of one (1) year from the date of actual payment thereof and all instruments of proxy which have been used for the purpose of a poll at any time after the expiration of one (1) year from the date of such use and all instruments of proxy which have not been used for the purpose of a poll at any time after one (1) month from the end of the meeting to which the instrument of proxy relates and at which no poll was demanded. It shall conclusively be presumed in favour of the Company that every entry in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made, that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered, that every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company, provided always that:

41.1	the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

41.2	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Bye-Law; and

41.3	references herein to the destruction of any document include references to the disposal thereof in any manner.

UNTRACED SHAREHOLDERS

42.	Untraced Shareholders

42.1	The Company shall be entitled to sell, at the best price reasonably obtainable, the shares of a Shareholder or the shares to which a person is entitled by virtue of transmission on death, bankruptcy, or otherwise by operation of law if and provided that:

42.1.1	during a period of six (6) years, no dividend in respect of those shares has been claimed and at least three (3) cash dividends have become payable on the share in question;

42.1.2	on or after expiry of that period of six (6) years, the Company has inserted an advertisement in a newspaper circulating in the area of the last registered address at which service of notices upon the Shareholder or person entitled by transmission may be effected in accordance with these Bye-Laws and in a national newspaper published in the relevant country, giving notice of its intention to sell such shares:

42.1.3	during that period of six (6) years and the period of three (3) months following the publication of such advertisement, the Company has not received any communication from such Shareholder or person entitled by transmission; and

42.1.4	if so required by the rules of any securities exchange upon which the shares in question are listed for the time being, notice has been given to that exchange of the Company’s intention to make such sale.

42.2	If during any six (6) year period referred to in paragraph 43.1 above, further shares have been issued in right of those held at the beginning of such period or of any previously issued during such period and all the other requirements of this Bye-Law (other than the requirement that they be in issue for six (6) years) have been satisfied in regard to the further shares, the Company may also sell the further shares.

42.3	To give effect to any such sale, the Board may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser and an instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. The transferee shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity in, or invalidity of, the proceedings in reference to the sale.

42.4	The net proceeds of sale shall belong to the Company which shall be obliged to account to the former Shareholder or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former Shareholder or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments as the Board from time to time thinks fit.

WINDING UP

43.	Winding Up

If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY AND INSURANCE

44.	Indemnity And Insurance

44.1	Subject to the proviso below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

44.2	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

44.3	Every Indemnified Person shall be indemnified out of the assets of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties, in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

44.4	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

44.5	Deliberately Omitted

44.6	Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Bye-Laws shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if any allegation of fraud or dishonesty is proved against the Indemnified Person PROVIDED THAT no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Director or Officer would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:

44.6.1	by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or

44.6.2	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

44.6.3	by a majority vote of the Shareholders.

44.7	Without prejudice to the provisions of this Bye-Law, the Board shall have the power to purchase and maintain insurance for or for the benefit of any Indemnified Person or any persons who are or were at any time Directors, Officers or employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

AMALGAMATION

45.	Amalgamation

45.1	Any resolution proposed for consideration by the Shareholders to approve the amalgamation of the Company with any other company, wherever incorporated, (other than the amalgamation of the Company with one or more of its subsidiaries) shall require the approval of the Board and the Shareholders, by Special Resolution.

CONTINUATION

46.	Continuation

46.1	Subject to the Companies Acts, the Company may with the approval of the Shareholders by Special Resolution approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda.

EXTRAORDINARY LEASE, SALE OR EXCHANGE

47.	Extraordinary Lease, Sale Or Exchange

47.1	Any sale, lease or exchange of all or substantially all the property of the Company other than in the ordinary course of business of the Company shall require the approval of the Shareholders by Special Resolution.

WINDING UP

48.	Winding Up

48.1	Any members’ voluntary winding up of the Company shall require the approval of the Shareholders by Special Resolution.

DISSENT RIGHTS

49.	Dissent Rights

49.1	A holder of shares of any class of the Company may dissent if the Company resolves to:

49.1.1	amend these Bye-Laws to add any provisions restricting or constraining the transfer of shares of the Company;

49.1.2	amend its Memorandum of Continuance to add, change or remove any restrictions on the business or businesses that the Company may carry on;

49.1.3	amalgamate with another company (other than a subsidiary of the Company);

49.1.4	be continued under the laws of a jurisdiction outside of Bermuda; or

49.1.5	sell, lease or exchange all or substantially all its property.

49.2	A holder of shares of any class or series of shares entitled to vote under Bye-Law 4, may dissent if the Company resolves to alter or abrogate all or any of the special rights attached to such class of shares.

49.3	In addition to any other right the Shareholder may have, but subject to section 49.20, a Shareholder entitled to dissent under this Bye-Law and who complies with this Bye-Law is entitled to be paid by the Company the fair value of the shares held by the Shareholder in respect of which the Shareholder dissents, determined as of the close of business on the last business day before the day on which the Resolution from which the Shareholder dissents was adopted.

49.4	A dissenting Shareholder may only claim under this Bye-Law with respect to all the shares of a class held by the Shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting Shareholder.

49.5	A dissenting Shareholder shall send to the Company a written objection to a Resolution referred to in section 49.1 or 49.2:

49.5.1	at or before any meeting of Shareholders at which the Resolution is to be voted on, or

49.5.2	if the Company did not send notice to the Shareholder of the purpose of the meeting or of the Shareholder’s right to dissent, within a reasonable time after the Shareholder learns that the Resolution was adopted and of the Shareholder’s right to dissent.

49.6	An application may be made to the Court by originating notice after the adoption of a Resolution referred to in section 49.1 or 49.2:

49.6.1	by the Company, or

49.6.2	by a Shareholder if the Shareholder has sent an objection to the Company under section 49.5,

to fix the fair value in accordance with section 49.3 of the shares of a Shareholder who dissents under this Bye-Law.

49.7	If an application is made under section 49.6, the Company shall, unless the Court otherwise orders, send to each dissenting Shareholder a written offer to pay the Shareholder an amount considered by the Directors to be the fair value of the shares.

49.8	Unless the Court otherwise orders, an offer referred to in section 49.7 shall be sent to each dissenting Shareholder

49.8.1	at least 10 days before the date on which the application is returnable, if the Company is the applicant, or

49.8.2	within 10 days after the Company is served with a copy of the originating notice, if a Shareholder is the applicant.

49.9	Every offer made under section 49.7 shall

49.9.1	be made on the same terms, and

49.9.2	contain or be accompanied with a statement showing how the fair value was determined.

49.10	A dissenting Shareholder may make an agreement with the Company for the purchase of the Shareholder’s shares by the Company, in the amount of the Company’s offer under section 49.7 or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

49.11	A dissenting Shareholder

49.11.1	is not required to give security for costs in respect of an application under section 49.6, and

49.11.2	unless ordered to by the Court must not be required to pay the costs of the application or appraisal.

49.12	To the extent that the Court sees fit, in connection with an application under section 49.6, the Court may give directions for

49.12.1	joining as parties all dissenting Shareholders whose shares have not been purchased by the Company and for the representation of dissenting Shareholders who, in the opinion of the Court, are in need of representation,

49.12.2	the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

49.12.3	the payment to the Shareholder of all or part of the sum offered by the Company for the shares,

49.12.4	the deposit of the share certificates with the Court or with the Company or its transfer agent,

49.12.5	the appointment and payment of independent appraisers, and the procedures to be followed by them,

49.12.6	the service of documents, and

49.12.7	the burden of proof on the parties.

49.13	On an application under section 49.6, the Court may, if it sees fit, make an order

49.13.1	fixing the fair value of the shares in accordance with section 49.3 of all dissenting Shareholders who are parties to the application,

49.13.2	giving judgment in that amount against the Company and in favour of each of those dissenting Shareholders,

49.13.3	fixing the time within which the Company must pay that amount to a Shareholder, and

49.13.4	fixing the time at which a dissenting Shareholder of an unlimited liability Company ceases to become liable for any new liability, act or default of the unlimited liability Company.

49.14	On

49.14.1	the action approved by the Resolution from which the Shareholder dissents becoming effective,

49.14.2	the making of an agreement under section 49.10 between the Company and the dissenting Shareholder as to the payment to be made by the Company for the Shareholder’s shares, whether by the acceptance of the Company’s offer under section 49.7 or otherwise, or

49.14.3	the pronouncement of an order under section 49.13,

whichever first occurs, the Shareholder ceases to have any rights as a Shareholder other than the right to be paid the fair value of the Shareholder’s shares in the amount agreed to between the Company and the Shareholder or in the amount of the judgment, as the case may be.

49.15	Section 49.14.1 does not apply to a Shareholder referred to in section 49.5.2.

49.16	Until one of the events mentioned in section 49.14 occurs,

49.16.1	the Shareholder may withdraw the Shareholder’s dissent, or

49.16.2	the Company may rescind the Resolution,

and in either event proceedings under this Bye-Law shall be discontinued by the Shareholder and the Company.

49.17	The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting Shareholder, from the date on which the Shareholder ceases to have any rights as a Shareholder by reason of section 49.14 until the date of payment.

49.18	If section 49.20 applies, the Company shall, within 10 days after

49.18.1	the pronouncement of an order under section 49.13, or

49.18.2	the making of an agreement between the Shareholder and the Company as to the payment to be made for the Shareholder’s shares,

notify each dissenting Shareholder that it is unable lawfully to pay dissenting Shareholders for their shares.

49.19	Notwithstanding that a judgment has been given in favour of a dissenting Shareholder under section 49.13.2, if section 49.20 applies, the dissenting Shareholder, by written notice delivered to the

Company within 30 days after receiving the notice under section 49.18, may withdraw the Shareholder’s notice of objection, in which case the Company is deemed to consent to the withdrawal and the Shareholder is reinstated to the Shareholder’s full rights as a Shareholder, failing which the Shareholder retains a status as a claimant against the Company, to be paid as soon as the Company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Company but in priority to its Shareholders.

49.20	A Company shall not make a payment to a dissenting Shareholder under this Bye-Law if there are reasonable grounds for believing that the Company is or would after the payment be unable to pay its liabilities as they become due.

ALTERATION OF BYE-LAWS

50.	Alteration Of Bye-laws

50.1	Subject to Bye-Law 50.2, these Bye-Laws may be revoked or amended only by the Board, which may from time to time revoke or amend them in any way by a resolution of the Board passed by a majority of the Directors then in office and eligible to vote on that resolution, but no such revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the Shareholders by Resolution passed by a majority of votes cast.

50.2	Where the Board has, by a resolution passed by a majority of the Directors then in office and eligible to vote on that resolution, approved a revocation or amendment of Bye-Laws 4, 5, 14, 15, 16, 23, 24, 45, 46, 47, 48, 49, or 50, the revocation or amendment will not be effective unless approved by a Resolution of Shareholders holding not less than 80 per cent of the issued shares of the Company carrying the right to vote at general meetings at the relevant time.

Exhibit 99.1

Excerpts from the Definitive Proxy Statement on Schedule 14A filed on June 2, 2009

Comparison of Shareholders’ Rights Under Alberta Law and Bermuda Law

The rights of holders of Common Shares are currently governed by the laws of the Province of Alberta (particularly the ABCA), the Corporation’s articles of incorporation and the Corporation’s by-laws. Upon consummation of the Arrangement, the rights of holders of TransAtlantic Bermuda Common Shares will be governed by the laws of Bermuda (particularly the Bermuda Act), as well as the Certificate of Continuance, the Memorandum of Continuance and the TransAtlantic Bermuda Bye-Laws. The Memorandum of Continuance and the TransAtlantic Bermuda Bye-Laws will each become effective upon filing in Bermuda. Copies of the proposed Memorandum of Continuance to be filed in Bermuda by the Corporation and a copy of the TransAtlantic Bermuda Bye-Laws are attached as Appendices “C” and “D,” respectively, to this Information Circular.

In general terms, the Bermuda Act provides greater flexibility to management through a company’s Bye-Laws and generally lower shareholder and creditor approval requirements for corporate acts than the ABCA. The following is a summary of the material differences that could affect the rights of holders of Common Shares, which arise from differences between the ABCA and the Bermuda Act or differences between the articles of incorporation and by-laws of the Corporation and the Memorandum of Continuance and Bye-Laws of TransAtlantic Bermuda. The following summary is qualified by reference to applicable legislation (Bermuda and Alberta), the current articles of incorporation and by-laws of the Corporation and the Memorandum of Continuance and the TransAtlantic Bermuda Bye-Laws. Shareholders should consult their legal and tax advisors regarding the implications of the Arrangement which may be of particular importance to them.

Subject Matter	Alberta	Bermuda
Number of Authorized Shares	The authorized capital of the Corporation currently consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series, without par value.	Under the Bermuda Act, companies must establish a set number of authorized shares. Accordingly, to implement the Arrangement, TransAtlantic Bermuda will be authorized to issue up to 1,000,000,000 TransAtlantic Bermuda Common Shares of par value US$0.01 each and 100,000,000 undesignated shares of par value US$0.01 each.
Par Value of Common Shares	The ABCA prohibits corporations from having shares with nominal or par value. The Common Shares have no par value.	Under the Bermuda Act, companies must have shares with a par value. Accordingly, to implement the Arrangement, each Common Share without par value will, effective immediately upon the Arrangement, be changed into a TransAtlantic Bermuda Common Share with a par value of US$0.01 each.
Issue of Common Shares	The ABCA requires shares to be issued as fully-paid and non-assessable.	Although not required by the Bermuda Act, the TransAtlantic Bermuda Bye-Laws will require shares to be issued as fully-paid and non-assessable.

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Subject Matter	Alberta	Bermuda
Registered Office	The ABCA requires companies to have a registered office in Alberta, Canada. The Corporation’s registered office is in Alberta, Canada.	Under the Bermuda Act, each company must have its registered office in Bermuda. Accordingly, to implement the Arrangement, the Corporation will change its registered office from its current registered office in Calgary, Alberta, to an office located in Bermuda effective immediately upon the completion of the Arrangement.
Appointment of Auditor	The Corporation’s current auditors are KMPG LLP.	The Arrangement will require the appointment of an auditor in accordance with the Bermuda Act to be effective immediately upon completion of the Arrangement. TransAtlantic Bermuda will appoint KPMG LLP, the Corporation’s current auditors, to fulfill this requirement.
Supermajority and Fundamental Changes

Generally, any questions proposed for consideration by the Shareholders must be passed by an ordinary resolution, being a resolution passed by a majority of the votes cast by the Shareholders who voted in respect of that resolution.

Under the ABCA, various extraordinary corporate transactions, must be passed by way of special resolution, being a resolution passed by a majority of not less than two-thirds (2/3) of the votes cast by the Shareholders who voted in respect of that resolution (a “Special Resolution”). These include any: (i) amalgamation, (ii) continuance to another jurisdiction (iii) sale, lease or exchange of all or substantially all the property of the Corporation, (iv) liquidation and dissolution of the Corporation, (v) splitting of a class of shares where more than one class of shares is outstanding, (vi) reduction of stated capital, or (vii) change to the articles of the Corporation. Changes to the articles of the Corporation would include, without limitation: changing the name of the Corporation; increasing or decreasing the minimum or maximum number of directors; creating new classes of shares; adding, changing or removing any rights, privileges, restrictions and conditions in respect of all or any of the Corporation’s shares; changing shares of any class or series into a different number of shares of the same class or series or into

As under the ABCA, under the Bermuda Act, generally, any questions proposed for consideration by the Shareholders shall be decided on a simple majority of votes or by the majority set forth in the bye-laws of the company.

As under the ABCA, the TransAtlantic Bermuda Bye-Laws will require any amalgamation, continuance to another jurisdiction, voluntary winding-up or sale, lease or exchange of all or substantially all of TransAtlantic Bermuda’s property to be approved by the Shareholders by way of a Special Resolution.

Other matters will require a simple majority of votes under Bermuda law including: splitting of a class of shares where more than one class of shares is outstanding; a reduction of issued capital; increasing or decreasing the minimum or maximum number of directors; creating new classes of shares; changing shares of any class or series into a different number of shares of the same class or series; canceling a class or series of shares where there are no issued or outstanding shares of that class or series; adding any restriction on the business that the Corporation may carry on; or adding restrictions on the transfer of shares. No approval of the Shareholders will be required to change the name of TransAtlantic Bermuda.

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Subject Matter	Alberta	Bermuda

the same or a different number of shares of other classes or series; canceling a class or series of shares where there are no issued or outstanding shares of that class or series; adding any restriction on the business that the Corporation may carry on; or adding restrictions on the transfer of shares.

In addition, certain solvency tests must be met under the ABCA in order for the Corporation to: (i) acquire its own shares, including by redemption, (ii) reduce the stated capital of any class or series of shares, or (iii) pay dividends.

Pursuant to the TransAtlantic Bermuda Bye-Laws, any alteration or abrogation of all or any of the special rights for the time being attached to any class of shares of TransAtlantic Bermuda will require (i) the consent in writing of 100% of the issued shares of that class or (ii) the approval of the holders of not less than seventy-five percent (75%) of the issued shares of that class, and the necessary quorum for a shareholder meeting to consider such a proposal will be two (2) or more persons holding or representing by proxy the majority of the shares of the relevant class.

In addition, the Bermuda Act grants Shareholders additional protection in circumstances involving a resolution altering TransAtlantic Bermuda’s memorandum, in which case an application may be made to the appropriate court by 20% (in nominal value) of the shareholders of TransAtlantic Bermuda or by 20% of the shareholders of any class of capital within 21 days of passing the resolution altering the memorandum, to have that alteration canceled.

Similar to the ABCA, certain solvency tests must be met under the Bermuda Act in order for TransAtlantic Bermuda to: (i) acquire its own shares, including by redemption, (ii) reduce its share capital, or (iii) pay dividends.

Derivative Actions	Under the ABCA, a security holder, officer, director or creditor of the Corporation or any other person who, in the opinion of the Court, is a proper person may, with leave of the Court, bring a derivative action in the name of, and on behalf of, the Corporation to enforce an obligation owed to the Corporation that could be enforced by the Corporation itself or to obtain damages for any breach of such obligation or to defend in the name of, and on behalf of, the Corporation an action brought against the Corporation.	Class actions and derivative actions are generally not available to Shareholders under the laws of Bermuda. However, the Bermuda Supreme Court will usually permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of continuance and bye-laws, or acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of TransAtlantic Bermuda’s shareholders than those who actually approved it.

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Subject Matter	Alberta	Bermuda
Remedies for Oppression	The ABCA provides that a security holder, officer, director or creditor of the Corporation or any other person who, in the opinion of the Court, is a proper person has the right to apply to the Court on the grounds that the Corporation is acting or proposes to act in a way that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any such security holder, officer, director, creditor or other person. On such application, the Court may make such order as it sees fit.	Under section 111 of the Bermuda Act, any shareholder of TransAtlantic Bermuda who complains that the affairs of TransAtlantic Bermuda are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some of the shareholders, including himself, may petition the Bermuda Supreme Court. The Bermuda Supreme Court, if it is of the opinion that to wind up TransAtlantic Bermuda would unfairly prejudice those shareholders but that otherwise the facts would justify the making of a winding up order on just and equitable grounds, may make such order as it thinks fit. Such an order may provide for regulating the conduct of TransAtlantic Bermuda’s affairs in the future or for the purchase of shares of any of its shareholders by other shareholders of TransAtlantic Bermuda or by TransAtlantic Bermuda itself and, in the case of a purchase by TransAtlantic Bermuda itself, for the reduction accordingly of its capital, or otherwise. Bermuda law also provides that TransAtlantic Bermuda shall be wound up by the Bermuda Supreme Court if the Bermuda Supreme Court is of the opinion that it is just and equitable so to do. These provisions are available to minority shareholders seeking relief from the oppressive conduct of majority shareholders and the Bermuda Supreme Court has wide discretion to make such order as it thinks fit. Except as set out above, all other claims against TransAtlantic Bermuda by its shareholders must be based on either the general law of contract or tort applicable in Bermuda.
Right of Dissent and Appraisal	Under the ABCA, the Shareholders have the right to dissent from (i) corporate acts involving certain amendments to the articles, (ii) altering the restrictions, if any,on the business carried on by the Corporation, (iii) the continuance of the Corporation out of the jurisdiction, (iv) statutory amalgamations or (v) a sale by the Corporation of all or substantially all of its property and to exercise their statutory appraisal rights after such dissent,	Appraisal rights similar to the rights granted under the ABCA are generally not available under Bermuda law, except in the case of (i) an amalgamation of TransAtlantic Bermuda with another body corporate; (ii) a minority dissenting to a takeover under section 102 of the Bermuda Act; or (iii) a squeezeout of a minority by a 95% or greater majority under section 103 of the Bermuda Act. However, the TransAtlantic Bermuda Bye-Laws will

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Subject Matter	Alberta	Bermuda
	receiving a cash payment for the redemption of their shares.	provide for substantially the same rights of dissent and appraisal as are available under the ABCA.
Meetings on Requisition of Shareholders	Under the ABCA, the board of directors on the requisition of one or more Shareholders holding in the aggregate not less than 5% of the issued and outstanding Common Shares carrying the right to vote must call a general meeting of the Corporation and, if the directors do not call a meeting within 21 days from the date of the deposit of the requisition, the requisitionists may call a shareholders’ meeting.	The Bermuda Act provides that special meetings of the Shareholders may be called only on the requisition of Shareholders holding at the date of the deposit of the requisition not less than 10% of the paid-up capital of TransAtlantic Bermuda as at the date of the deposit carries the right of voting at general meetings of TransAtlantic Bermuda. If the directors do not within 20 days from the date of the deposit of the requisition proceed duly to convene a meeting, the requisitionists, or any of them, representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from said date.
Shareholder Quorum	Under the ABCA, a quorum for an annual general meeting of shareholders of a corporation is a holder or holders of a majority of the shares entitled to vote at the meeting present in person or represented by proxy, unless its by-laws otherwise provide. The Corporation’s by-laws provide that the quorum for meetings of Shareholders is at least two persons present in person or represented by proxy, holding not less than 10% of the Common Shares entitled to vote at the meeting.	Under the Bermuda Act, a company may set the quorum in the company’s bye-laws provided it is at least one individual. The TransAtlantic Bermuda Bye-Laws will adopt the same quorum requirements as the current by-laws of the Corporation, except that the TransAtlantic Bermuda Bye-Laws require a higher quorum for any meeting to consider a proposal to alter or abrogate any special rights attached to shares of TransAtlantic Bermuda. See “—Supermajority and Fundamental Changes.”
Place of Meetings	The ABCA generally requires all meetings of shareholders to be held at any location in Alberta unless the articles provide that meetings may be held outside Alberta. The current articles of the Corporation do not specify where shareholder meetings may be held. As a result, all shareholder meetings of the Corporation must be held in Alberta.	The Bermuda Act permits, and the TransAtlantic Bermuda Bye-Laws will provide, for meetings to be held at any place and time as set forth in the notice of meeting.
Notice of Meetings	Under the ABCA, the Corporation must give not less than 21 days and not more than 50 days notice of a meeting of shareholders.	The Bermuda Act provides that a minimum of five days notice is required to be given of a meeting of the shareholders of a company. The TransAtlantic Bermuda Bye-Laws will require that both annual general meetings and special general meetings be called by not less than 21 clear days’ notice in writing.

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Subject Matter	Alberta	Bermuda
Shareholder Proposals	Generally under the ABCA, a Shareholder who has owned at least 1% of the Common Shares for at least six months and has the support of at least 5% of the Shareholders may submit to the Corporation notice of any matter related to the business or affairs of the Corporation that the Shareholder proposes to raise at a shareholder meeting (a “Proposal”). If a Proposal is submitted to the Corporation at least 90 days before the anniversary date of the previous annual meeting of shareholders, then subject to certain conditions, the Corporation shall include the Proposal in the management proxy circular to be sent in connection with the meeting. A Shareholder is also entitled to discuss at a meeting any matter in respect of which the Shareholder would have been entitled to submit a Proposal. A Proposal may include nominations for the election of directors if the Proposal is signed by one or more registered or beneficial Shareholders representing in the aggregate not less than 5% of the Common Shares or 5% of the shares of a class of shares of the Corporation entitled to vote at the meeting. These requirements for Proposals do not preclude nominations for the election of directors being made by any registered Shareholder, or proxy therefor, at a meeting of shareholders.

Under the Bermuda Act and the TransAtlantic Bermuda Bye-Laws, a resolution, including a resolution to elect a director, will only be put to a vote at a meeting of the Shareholders if: (i) it is proposed by or at the direction of the board of directors; (ii) it is proposed at the direction of the Supreme Court of Bermuda; (iii) the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting; or (iv) it is proposed on the requisition in writing of either: (a) any number of Shareholders representing not less than 5% of the total voting rights of TransAtlantic Bermuda or (b) not less than 100 Shareholders. A requisition by the Shareholders must be deposited with the registered office of TransAtlantic Bermuda not less than six weeks before a Shareholders meeting, provided that if the requisition has been deposited and an annual general meeting of shareholders is called for a date six weeks or less after such deposit, the requisition will be deemed to be properly deposited. These requirements preclude nominations for the election of directors being made by a Shareholder at a meeting of shareholders called to elect directors, unless the written requisition has been properly deposited as set forth above in advance of the meeting.

TransAtlantic Bermuda will also continue to be subject to SEC securities legislation in the United States, which provides for advance notice requirements for proposals submitted by Shareholders to be considered at an annual meeting of shareholders or to be included in the information circular for such annual meeting.

Vacancies on the Board of Directors	Under the ABCA, a quorum of directors of the Corporation may fill a vacancy among the directors, except the following vacancies, which must be filled by the Shareholders: (i) a vacancy resulting from an increase in the number or minimum number of directors or (ii) a vacancy resulting from a failure to elect the number or minimum number of directors required by the articles.

Under the Bermuda Act, so long as a quorum of directors remains in office, any vacancy occurring in the board of directors may be filled by such directors as remain in office, including any vacancies in the board not filled at any general meeting of shareholders or vacancies created by an increase in the number of directors.

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Subject Matter	Alberta	Bermuda

Pursuant to the current by-laws of the Corporation, the number of directors of the Corporation, within the range set forth in the Corporation’s articles, is determined by ordinary resolution of the Shareholders or in the absence thereof, by resolution of the directors.

Pursuant to the TransAtlantic Bermuda Bye-Laws, the number of directors, within the range set forth therein, is determined by resolution of the Board.
Residence of Directors	The ABCA provides that at least half of the directors of the Corporation must be resident Canadians.	The Bermuda Act does not require a listed company to have resident directors in Bermuda, but it must appoint a resident representative.
Solicitation of Proxies	The ABCA requires the Corporation to solicit proxies, concurrently with providing notice of a meeting of shareholders, by sending a form of proxy to each Shareholder who is entitled to receive notice of the meeting.

The Bermuda Act does not require companies to solicit proxies. However, TransAtlantic Bermuda will continue to be subject to the Exchange Act and the provisions thereunder, which will require TransAtlantic Bermuda to solicit proxies and send a form of proxy to each Shareholder in connection with shareholder meetings. Although TransAtlanticBermuda will also continue to be a reporting issuer under the securities legislation in Alberta, British Columbia and Ontario, management expects that TransAtlantic

Bermuda will be considered to be an “SEC foreign issuer” pursuant to such securities legislation. As an “SEC foreign issuer,” TransAtlantic Bermuda will generally be deemed to satisfy various disclosure and reporting requirements under Alberta, British Columbia and Ontario securities laws by complying with the requirements of federal securities laws in the United States, including those requiring the sending of certain documents to securityholders, and filing with the Alberta, British Columbia and Ontario securities commissions those documents which it files with or furnishes to the SEC.

Right to Demand a Poll	Under the ABCA, any one Shareholder present in person or represented by proxy at a shareholder meeting may demand a ballot for purposes of voting at such meeting.	Under the Bermuda Act, a demand for a poll may only be made by the Chairman of the meeting, by at least three Shareholders present in person or represented by proxy at a shareholder meeting or by any Shareholder or Shareholders present in person or represented by proxy at a shareholder meeting and holding between them not less than 10% of the total TransAtlantic Bermuda Common Shares entitled to vote at such meeting.

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Subject Matter	Alberta	Bermuda
Indemnification of Directors and Officers

The ABCA imposes a fiduciary duty on every director and officer of the Corporation to act honestly and in good faith with a view to the best interests of the Corporation.

Under the ABCA, the Corporation may indemnify a director or officer, or former directors or officers, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Corporation, only if such person satisfied such fiduciary duty and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing such person’s conduct was lawful.

The Bermuda Act also imposes a fiduciary duty on every director and officer of TransAtlantic Bermuda to act honestly and in good faith with a view to the best interests of TransAtlantic Bermuda.

Bermuda law permits, and the TransAtlantic Bermuda Bye-Laws will provide, that TransAtlantic Bermuda may indemnify a director or officer in respect of any loss arising or liability attaching to such person by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the person may be guilty in relation to the company or any subsidiary thereof.

TransAtlantic Bermuda may not indemnify its directors or officers against or exempt them from any liability that may arise as a result of fraud or dishonesty on the part of that person.

Amendments to Bye-Laws	The Board may, by resolution, amend or repeal the Corporation’s current bylaws. If it does, the Board must then submit such amendment or repeal to the Shareholders at the next meeting of Shareholders, and the Shareholders may, by ordinary resolution, confirm, reject or amend the amendment or repeal.

The TransAtlantic Bermuda Bye-Laws may be revoked or amended only by the Board, but no such revocation or amendment shall be operative unless and until it is approved at a subsequent meeting of the Shareholders by a simple majority of the votes cast by Shareholders at such meeting, except that the revocation or amendment by the Board of provisions dealing with any of the following matters will require the approval by resolution of Shareholders holding not less than 80% of the issued and outstanding TransAtlantic Bermuda Common Shares entitled to vote at a general meeting of Shareholders:

•        the approvals required to increase the authorized share capital of TransAtlantic Bermuda;

•        the approvals required to make alterations to the share capital of TransAtlantic Bermuda;

•        the approvals required to reduce the issued share capital or any share premium account of TransAtlantic Bermuda;

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Subject Matter	Alberta	Bermuda

•        the appointment and removal of directors of TransAtlantic Bermuda;

•        the resignation and disqualification of directors of TransAtlantic Bermuda;

•        the approvals required for the amalgamation of TransAtlantic Bermuda;

•        the approvals required for the continuation of TransAtlantic Bermuda out of Bermuda;

•        the approvals required for the sale of all or substantially all of TransAtlantic Bermuda’s property;

•        shareholders’ rights of dissent and appraisal;

•        the approvals required for altering or abrogating all or any of the special rights attached to any class of shares;

•        the approvals required for the voluntary winding up of TransAtlantic Bermuda; or

•        the approvals required for the revocation or alteration of the TransAtlantic Bermuda Bye-Laws.

The foregoing provisions generally contain some of the statutory rights of Shareholders that are currently provided under the ABCA.

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